EXHIBIT 99.1

CENTRAL VIRGINIA BANKSHARES, INC.  NAMES NEW BOARD MEMBERS AND CHAIRMAN

POWHATAN, VA., May 20, 2005 / PR Newswire / - The Board of Directors of Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced that at its regular monthly meeting on May 17, 2005, an increase in the number of board seats from eight to nine was approved; three new directors were appointed to the board; a new Chairman, Vice Chairman, and Secretary were elected; and the former Chairman was recognized with Chairman Emeritus status. Two of the new directors will fill the vacancies created by the retirement of Messrs. Fleming Austin and Garland Blanton, which was announced on March 15, 2005, and became effective at last month’s annual shareholders meeting on April 26, 2005. The third new director will fill the newly authorized ninth seat. The new directors are:

Roseleen P. Rick is an attorney with the law firm of Troutman Sanders, LLP,  She is Practice Group Leader of the Multifamily Housing Practice Group. She received her J.D. in 1980 from University of Richmond, and her B.S. in 1976 from Virginia Commonwealth University. She is a member of the Richmond Bar Association, Virginia Bar Association, American Bar Association – Real Property, Probate and Trust Law Section;  Supervisory Council Member; Past Chair, Committee on Specialized Leases; Current Vice-Chair, Diversity Committee;  and  a founder and first President of CREW- Richmond.

W. C. Sprouse, Jr.  is President of E. B. Sprouse Co., as well as President of Cumberland Building Supply, Inc., one of the largest private businesses in Cumberland County Virginia. He has served the company in various positions for over twenty years. He received his B.S. in 1976 from Hampden-Sydney College. He has served as a Commissioner on the Buckingham County Planning Commission and been Chairman of the Redistricting Committee.

Phoebe P. Zarnegar is a CPA and the principal of the firm Farrell & Zarnegar, Certified Public Accountants. She has been with the firm since 1990. She received a B.S. in Chemistry in 1968 from Westhampton College of the University of Richmond, an M.A. in Chemistry from University of North Carolina, and in 1984 received a B.S. in Business Administration from the College of New Jersey.

Mr. Ralph Larry Lyons, President and CEO, commented ”…these three individuals are excellent additions to our board of directors. They are very successful members of the business community with excellent credentials and bring a wealth of varied backgrounds to our bank. Their talent, expertise, wisdom and experience will further strengthen our company.” Directors Sprouse and Zarnegar will serve on the Nominations and Corporate Governance Committee and Directors Rick and Sprouse will serve on the Compensation Committee.

The Board also elected Mr. James T. Napier as its new Chairman, Mr. Ralph Larry Lyons, President & CEO, was elected Vice Chairman, and Mr. Charles W. Binford was elected Secretary. Additionally, the board, in recognition of his long and distinguished service dating back to 1973, when the bank was formed, elected Mr. John B. Larus, former Chairman of the Board, to the position of Chairman Emeritus.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 31 year-old, $384 million community bank with its headquarters and two branches in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of
                        Central Virginia Bankshares, Inc., 804-403-2002